Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our name as it appears under the captions “Destiny Alternative Fund LLC Performance” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Confidential Private Placement Memorandum and Statement of Additional Information contained in this Registration Statement for Destiny Alternative Fund (TEI) LLC.

/s/ GRANT THORNTON LLP

Chicago, Illinois

December 8, 2022